Exhibit 10.1

AMENDMENT TO EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to the Employment Agreement by and between Dennis S. Hudson, III (the “Executive”), and Seacoast National Bank (the “Bank”), together with its parent, Seacoast Banking Corporation of Florida (“Seacoast”), is entered into as of June 15, 2020 (the “Amendment Date”). Seacoast, the Bank and Executive may be referred to herein as the “Parties.”

WHEREAS, Executive presently serves a Chief Executive Officer of Seacoast and the Bank; and

WHEREAS, Seacoast, the Bank and Executive are parties to that certain Employment Agreement, dated as of December 18, 2014, as amended June 27, 2017 (the “Employment Agreement”); and

WHEREAS, the current term of the Employment Agreement is scheduled to end on December 18, 2020; and

WHEREAS, the Parties desire to amend the Employment Agreement pursuant to the terms of this Amendment in order to extend the term of the Employment Agreement and to provide that Executive shall cease being Chief Executive Officer of Seacoast and the Bank effective as of the end of the day on December 31, 2020, and shall become Executive Chair of the Board of Directors of Seacoast effective as of January 1, 2021; and

WHEREAS, Section 18.f. of the Employment Agreement provides that the Employment Agreement may be amended pursuant to a written amendment signed by the Parties.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree that the Employment Agreement shall be amended as follows:

1.Executive hereby consents and agrees to the changes in his authority, duties, responsibilities, and compensation as set forth in this Amendment, and such other changes as are set forth herein, and the Parties agree that none of such changes shall constitute “Good Reason” for purposes of the Employment Agreement or this Amendment.

2.Sections 1(b) and 1(c) of the Employment Agreement are hereby amended in their entirety and replaced with the following:

“b.
Services as Chief Executive Officer. As of the Effective Date and continuing through the end of the day on December 31, 2020, the Bank shall continue to employ the Executive as Chief Executive Officer. Executive shall report directly to the Board of Directors and shall perform such duties and responsibilities and maintain such authority as is consistent with his title and status, as determined by the Board. Such duties and responsibilities shall be carried out in a manner consistent with applicable regulatory requirements and sound business practices. The Executive shall perform his duties faithfully and shall devote his full business time, attention and energies to the business of the Corporation, and while employed by the Bank, shall not engage in any other business activity that is in conflict with his duties and obligations to the Corporation.

c.
Services as Executive Chair. As of January 1, 2021 (the “Transition Date”) and continuing through the end of the Term, the Bank shall employ the Executive as Executive Chair of the Board. In his role as Executive Chair, Executive shall report directly to the Board of Directors, shall perform such duties and responsibilities as will be determined by the Board and/or the then-current Chief Executive Officer of the Corporation from time to time, and shall maintain such authority as is consistent with his title and status, as determined by the Board. Effective as of the Transition Date, Executive’s initial duties as Executive Chair shall consist of the following, in addition to other duties as assigned by the Board or the Chief Executive Officer: (i) acting as advisor and mentor to the Chief Executive Officer; (ii) serving as an ambassador for the Corporation within the communities in which the Corporation operates; (iii) acting as a spokesperson for the Corporation and maintaining good relations with external constituents, including customers, shareholders, investors and analysts; (iv) engaging with customers at events as requested by the Board or the Chief Executive Officer; and (v) providing the Board and the Chief Executive Officer with insight based on the Executive’s depth of industry experience and historical knowledge of the Corporation’s operations. Such duties and responsibilities shall be carried out in a manner consistent with applicable regulatory requirements and sound business practices. The Executive shall perform his duties faithfully and shall devote such portion of his business time, attention and energies to the business of the Corporation as his duties may reasonably require. While employed by the Bank, Executive shall not engage in any other business activity that is in conflict with his duties and obligations to the Corporation.”

3.     Section 2(a) of the Employment Agreement is hereby amended in its entirety and replaced with the following:

“a.
Term. The term of the Executive’s employment under this Agreement (the “Term”) commenced on the Effective Date and shall continue until December 31, 2021, unless Executive’s employment is sooner terminated pursuant to the provisions of Section 4; provided, however, that on or before December 31, 2021, the Term may be extended for an additional period on materially similar terms and conditions as contained herein, upon the mutual written agreement by the parties.”

4.     Section 3(a) of the Employment Agreement is hereby amended in its entirety and replaced with the following:

“a.
Salary. As of the Amendment Date, Executive’s base salary (the “Salary”) is $600,000 per year. On the Transition Date, Executive’s Salary shall be reduced to $400,000 per year for the remainder of the Term, payable to the Executive in accordance with the normal payroll practices of the Corporation as are in effect from time to time. In the sole discretion of the Board or a committee thereof, the amount of the Executive’s Salary may be increased, but not decreased, during the Term, unless the Corporation faces exigent financial conditions, in which Executive’s Salary may be reduced pari passu with the other senior executive officers of the Corporation.

5.     Section 3(b) of the Employment Agreement is hereby amended by adding the following to the end of the existing provision:

“The Executive’s target cash incentive award under the Corporation’s annual incentive program shall be equal to $200,000 for fiscal year 2020 and $133,000 for fiscal year 2021.

6.     Section 3(c) of the Employment Agreement is hereby amended by adding the following to the end of the existing provision:

“The grant date value of the Executive’s target equity incentive awards under the Corporation’s 2013 Incentive Plan shall be equal to $800,000 for fiscal year 2020 and $533,000 for fiscal year 2021. The Executive’s equity incentive awards for 2021 shall be granted as the same type of awards (and in the same proportion), and shall have the same term and conditions, as the awards granted to other senior executives of the Corporation for such year; provided that Executive’s 2021 equity incentive awards shall provide that such awards will not lapse, and will continue to vest, in the event that Executive retires at least six months after the grant date. Under the terms of the Corporation’s 2013 Incentive Plan and the related award agreements or certificates memorializing Executive’s awards thereunder, Executive’s “Continuous Service” (as such term is defined therein) shall not be considered interrupted due to Executive’s transition to Executive Chair on the Transition Date or due to his potential transfer to a different role at the end of the Term, provided that Executive remains an employee, director, or consultant of Seacoast or the Bank.

7.     Section 4(a) of the Employment Agreement is hereby amended in its entirety and replaced with the following:

“a.
Termination for Cause; Resignation without Good Reason. If, prior to the expiration of the Term, the Executive’s employment is terminated by the Corporation for “Cause” (as defined herein) or the Executive resigns without “Good Reason” (as defined herein), the Executive shall be entitled to the following amounts: (A) payment of Salary to the extent any remains unpaid up to and including the date of termination or resignation, (B) payment in lieu of any accrued but unused vacation time, and (C) payment of any unreimbursed expenses consistent with Section 3(e) (collectively, the “Accrued Obligations”). Except to the extent required by the terms of the programs described in Section 3(f) or applicable law, the Executive shall have no further right under this Agreement or otherwise to receive any other compensation or to participate in any other plan, program or arrangement after such termination of employment. As provided in Section 3(c), the Executive’s 2021 equity awards shall provide that in the event that Executive retires at least six months after the date such awards are granted, then such 2021 equity incentive awards will not lapse and will continue to vest.

8.    Section 4(b) of the Employment Agreement is hereby amended by adding the following to the end of the existing provision:

“Notwithstanding anything to the contrary herein, if (i) prior to the expiration of the Term and prior to a Change in Control, the Executive’s employment is terminated by the Corporation other than for Cause, or if Executive resigns for Good Reason, and (ii) such termination or resignation occurs on or after the Transition Date, then the Executive shall be entitled to the Accrued Obligations but shall not be entitled to any Severance Payments or Continuing Benefits.”

9.     Section 4(c) of the Employment Agreement is hereby amended by adding the following to the end of the existing provision:

“Notwithstanding anything to the contrary herein, if Executive’s termination or resignation pursuant to this Section 4(c) occurs on or after the Transition Date, then for purposes of the calculation of the Change in Control Severance Benefits pursuant to this Section 4(c), Executive’s “Cash Bonus” shall be equal to Executive’s target cash incentive award for fiscal year 2021, as provided in Section 3(b).”

10.    Section 4(d) of the Employment Agreement is hereby amended by adding the following to the end of the existing provision:

“Notwithstanding anything to the contrary herein, if (i) prior to the expiration of the Term the Executive dies or the Executive’s employment is terminated by the Corporation due to Executive’s Disability, and (ii) such death or termination occurs on or after the Transition Date, then the Executive shall be entitled to the Accrued Obligations but shall not be entitled to any Death or Disability Payments or Continuing Benefits.”

Except as specifically set forth in this Amendment, all other terms of the Employment Agreement shall remain in full force and effect.

[Signatures on following page]

IN WITNESS WHEREOF, the Parties, hereto, have executed this Amendment to the Employment Agreement as of the day and year first above written.

SEACOAST BANKING CORPORATION OF FLORIDA

By: /s/ Charles M. Shaffer
Charles M. Shaffer
President and Chief Operating Officer

Date:    June 16, 2020

SEACOAST NATIONAL BANK

By: /s/ Charles M. Shaffer
Charles M. Shaffer
President and Chief Operating Officer

Date:     June 16, 2020

EXECUTIVE

/s/ Dennis S. Hudson, III                                                Dennis S. Hudson, III

Date:     June 16, 2020